CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.0001 PER SHARE,
OF
UNIVERSAL TECHNICAL INSTITUTE, INC.
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board”) of Universal Technical Institute, Inc., a Delaware corporation (hereinafter called the “Corporation”), with the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, having been fixed by the Board pursuant to authority granted to it under Article IV of the Corporation’s Restated Certificate of Incorporation (as amended through the date hereof, the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:
RESOLVED: that, pursuant to authority conferred upon the Board by the Certificate of Incorporation, the Board hereby authorizes 700,000 shares of Series A Preferred Stock, par value $0.0001 per share, of the Corporation and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate of Incorporation, as follows:
Defined terms used, but not separately defined herein, shall have the respective meanings ascribed thereto in Section 10 of this Certificate of Designations.
Section 1.Number and Designation The shares of such series shall be designated “Series A Preferred Stock,” and the number of shares so designated shall be 700,000 (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board and the approval by the holders of the Series A Preferred Stock as provided in Section 5(b)(ii); provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of such series then outstanding. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share.

Section 2.Ranking The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to the common stock of the Corporation, par value $0.0001 per share (the “Common Stock”) and each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Series A Preferred Stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution (such junior stock being referred to hereinafter collectively as “Junior Stock”).

The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank equally with each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank equally with the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution (“Parity Stock”).
The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank junior to each class or series of shares of the Corporation that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution (“Senior Stock”). The Series A Preferred Stock shall also rank junior to the Corporation’s existing and future Indebtedness.
Section 3.Dividends.

(a)Regular Dividends.

(i)The Corporation may pay a noncumulative cash dividend on each share of Series A Preferred Stock, when, as and if declared by the Board and permitted by the DGCL, out of any funds that are legally available therefor initially, at the rate of seven and one-half percent (7.5%) per annum on the Liquidation Preference then in effect (as defined in Section 4(a) below), as such amount may be adjusted pursuant to the terms hereof including Section 3(h) (a “Cash Dividend”), before any dividends shall be declared, set apart for or paid upon the Junior Stock. Following the Issue Date, on or before the third (3rd) Business Day immediately preceding every other fiscal quarter of the Corporation, the Corporation shall determine its intention whether or not to pay a Cash Dividend with respect to such ensuing two (2) fiscal quarters and shall give notice of such intention to each holder of Series A Preferred Stock as soon as practicable thereafter.

(ii)In the event the Corporation does not declare and pay a Cash Dividend pursuant to Section 3(a)(i), the Liquidation Preference shall be increased to an amount equal to the Liquidation Preference in effect at the start of the applicable Regular Dividend Period, plus an amount equal to such then applicable Liquidation Preference multiplied by the total of then then in effect Cash Dividend rate plus two percent (2%) per annum, computed on the basis of a 365-day year and the actual number of days elapsed from the start of the applicable Regular Dividend Period to the applicable date of determination (the “Accrued Dividend” and together with the Cash Dividend, the “Regular Dividends”).

(iii)Notwithstanding Sections 3(a)(i) and 3(a)(ii), unless otherwise consented to in writing by the holders of a majority of the then outstanding shares of Series A Preferred Stock, following the eleventh (11th) anniversary date of the Issue Date, the Board shall, subject to applicable law declare and the Corporation shall pay, the Cash Dividend contemplated by Section 3(a)(i) in accordance with the provisions thereof. To the extent that Legally Available Funds (as defined in Section 6(c)(i)) are not sufficient to pay the Cash Dividend in full), Section 3(a)(ii) shall apply provided that the “Accrued Dividend” shall equal the Cash Dividend plus five percent (5%).

(b)Participating Dividends. In the event that the Corporation shall, at any time, pay a dividend or make a distribution, whether in cash, in kind or other property, on the outstanding shares of Common Stock (other than any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is Common Stock or stock that ranks equally with or junior to the Common Stock, in which case an adjustment shall be made to the Conversion Price in accordance with Section 8(a) or Section 8(b), as applicable), the Corporation shall, at the same time, pay to each holder of Series A Preferred Stock a dividend equal to the dividend that would have been payable to such holder if all (i.e., without regard to any restrictions on conversion (including the Conversion Cap) at such time) of the shares of Series A Preferred Stock Beneficially Owned by such holder had been converted into Common Stock pursuant to Section 6 immediately prior to the applicable record date for determining the stockholders eligible to receive such dividend or distribution (the “Participating Dividends”).

(c)Dividend Payment Dates. If and to the extent declared by the Board, Cash Dividends shall be payable semi-annually in arrears on September 30 and March 31 of each year (unless any such day is not a Business Day, in which event such Cash Dividends shall be payable on the next succeeding Business Day, without accrual to the actual payment date), commencing on September 30, 2016 (each such payment date being a “Regular Dividend Payment Date,” and the period from the Issue Date to September 30, 2016 and each full semi-annual period thereafter being a “Regular Dividend Period”). Participating Dividends shall be payable if, as and when paid to the holders of shares of Common Stock (each such date being a “Participating Dividend Payment Date”). For the avoidance of doubt, nothing herein shall require declaration or payment of any Cash Dividends on the shares of Series A Preferred Stock prior to the eleventh (11th) anniversary date of the Issue Date.

(d)Accrual of Dividends. If declared, the Cash Dividend shall begin to accrue on the first day of the applicable Regular Dividend Period. Cash Dividends are noncumulative. If applicable, the Accrued Dividend (i) shall begin to accrue and be cumulative on the first day of each applicable Regular Dividend Period and shall remain accumulated dividends with respect to such Series A Preferred Stock until paid and (ii) shall compound at the applicable annual rate on each applicable subsequent Regular Dividend Payment Date. Accrued Dividends shall accrue whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Any Cash Dividends payable on the Series A Preferred Stock pursuant to Section 3(a)(i) for any period shall be computed on the basis of a 365-day year and the actual number of days elapsed.

(e)Partial Payments of Dividends. When Cash Dividends are not paid in full upon the shares of Series A Preferred Stock, all dividends declared on Series A Preferred Stock and any other Parity Stock shall be paid pro rata so that the amount of dividends so declared on the shares of Series A Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Series A Preferred Stock and such other class or series of Parity Stock bear to each other.

(f)Priority of Series A Preferred Stock Dividends. The Corporation shall not declare or pay any dividends on shares of Common Stock unless the holders of the Series A Preferred Stock then outstanding shall simultaneously receive Participating Dividends. From and after the time, if any, that the Corporation shall have failed to pay on the date set for payment any Cash Dividend declared by the Board for any applicable Regular Dividend Period, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Stock) by the Corporation, directly or indirectly until all such Cash Dividends have been paid in full, without the approval of holders of the Series A Preferred Stock, as provided in Section 5(b); provided, however, that, subject to the restrictions set forth in Section 5(b), the foregoing limitation shall not apply to: (i) purchases, redemptions or other acquisitions of shares of Junior Stock that are approved by the Board and made in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Corporation or any of its Subsidiaries; (ii) an exchange, redemption, reclassification or conversion of any class or series of Junior Stock solely for any class or series of Junior Stock; or (iii) any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

(g)Forfeiture of Certain Cash Dividends. Shares of Series A Preferred Stock shall not be entitled to any Cash Dividends or any other cash dividend to the extent provided in Section 4(a).

(h)Dividend Rate Adjustment; Regulatory Approval. At any time and from time to time, the holders of a majority of the then outstanding shares of Series A Preferred Stock may deliver a written notice to the Corporation requesting that the Corporation use best efforts to obtain the Regulatory Approval, and file other regulatory notices and applications at the direction of the holders of a majority of the then outstanding shares of Series A Preferred Stock, with respect to all or a portion of the Series A Preferred Stock or Common Stock issued upon conversion thereof. In the event that, in connection with such request from a majority of the then outstanding shares of Series A Preferred Stock, the Corporation receives an indication from any Educational Agency that removing the Investor Voting Cap would have, as determined by the Board in good faith, a material adverse impact on the Corporation (such as imposition of a requirement to post a letter of credit for a material amount of money or non-customary growth restrictions), the Corporation may cease any efforts to obtain the Regulatory Approval. In the event that (i) the Corporation ceases its efforts to obtain the Regulatory Approval in accordance with the preceding sentence, (ii) within one hundred twenty (120) days following a request by holders of a majority of the then outstanding shares of Series A Preferred Stock, the Corporation shall not have obtained the Regulatory Approval or (iii) the Corporation initiates efforts to obtain Regulatory Approval under Section 6 or Section 7 and such approval has not been obtained within one hundred twenty (120) days following such initiation, then the then-current dividend rate on each share of Series A Preferred Stock automatically (without any further action) shall increase by five percent (5%) per annum, not to exceed a maximum of fourteen and one-half percent (14.5%) per annum; provided, that (i) such increase shall be reversed if the Regulatory Approval is obtained after the expiration of such one hundred twenty (120) day period. For the avoidance of doubt, the dividend rate on the Series A Preferred Stock shall not increase (and, if applicable, any prior increase shall reverse) if the Investor Voting Cap and the Conversion Cap do not apply to the portion of the Series A Preferred Stock with respect to which the holders of a majority of the then outstanding shares of Series A Preferred Stock have requested Regulatory Approval; and (ii) there shall be no increase in the dividend rate if the failure to obtain Regulatory Approval is a Holder Caused Failure.

Section 4.Liquidation, Dissolution or Winding Up.

(a)Unless otherwise consented to in writing by the holders of a majority of the then outstanding shares of Series A Preferred Stock, upon any (A) voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (B) any merger or consolidation with another Person (regardless of whether the Corporation is the surviving entity follow such merger or consolidation), recapitalization, reclassification or other transaction in which substantially all of the Common Stock of the Corporation is exchanged or converted into cash, securities or property (in each case other than a merger or consolidation) or (C) sale of substantially all of the assets of the Corporation (each, a “Liquidation Event” and, solely for purposes of this Section 4(a), the transactions in subparagraphs (B) and (C), each a “Deemed Liquidation Event” ), after satisfaction of all liabilities and obligations to creditors of the Corporation and distribution of any assets of the Corporation to the holders of Senior Stock, any remaining amounts shall be distributed to the equityholders of the Corporation according to such equityholders’ rights and preferences in accordance with the terms of this Certificate of Designations. In the case of a Liquidation Event pursuant to Section 4(a)(A), before any distribution or payment shall be made to holders of any Junior Stock, each holder of Series A Preferred Stock, at its election, shall be entitled to receive in cash out of the assets of the Corporation or proceeds thereof (whether capital, surplus or earnings) legally available therefor, (xx) an amount per share of Series A Preferred Stock equal to the Liquidation Preference or (yy) if so elected by the holder of the Series A Preferred Stock, such amount that is or would be payable per share of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to Section 6 immediately prior to such Liquidation Event, if any such amounts are payable to the holders of Common Stock in accordance with Section 4(b) (in either case, the “Liquidation Amount”). In the case of a Deemed Liquidation Event, each holder of Series A Preferred Stock shall be entitled to receive the Liquidation Amount with the same priority and subject to the same election made by such holder of Series A Preferred Stock as provided in connection with a Liquidation Event pursuant to Section 4(a)(A); provided, however, that the Liquidation Amount must be in the same form of consideration as is payable to the holders of Common Stock in accordance with Section 4(b). As used in this Certificate of Designations, the term “Liquidation Preference” shall mean $100.00 (the “Issue Price”), as such amount may be adjusted from time to time pursuant to Section 3(a)(ii); provided, however, that if, at any applicable date of determination of the Liquidation Preference hereunder, (i) any Cash Dividend has been declared by the Board but is unpaid or (ii) the Corporation has given notice (or failed to give such notice) of its intention to pay a Cash Dividend pursuant to Section 3(a)(i) but such Cash Dividend has not yet been declared by the Board, then Cash Dividends described in the foregoing clause (i) and Cash Dividends described in the foregoing clause (ii) shall be deemed, for purposes of calculating the applicable Liquidation Preference, to be Accrued Dividends, determined and calculated as of the first day of any Regular Dividend Period in which the foregoing clauses (i) or (ii) shall apply. Upon (1) payment of the Liquidation Amount pursuant to this Section 4 or (2) the determination of the Liquidation Preference for purposes of a conversion or redemption of shares of Series A Preferred Stock pursuant to Section 6 or Section 7, as applicable, shares of Series A Preferred Stock that have received such payment of the Liquidation Amount or the Liquidation Preference, as the case may be, or that are being so converted or redeemed shall not be entitled to any Cash Dividends described in the foregoing clause (i), even if outstanding on the record date set for payment of such Cash Dividends, or Cash Dividends described in the foregoing clause (ii). If, in connection with any distribution described in the first sentence of this Section 4(a), the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference then in effect and the corresponding amounts payable on the Parity Stock, then such assets, or the proceeds thereof, shall be distributed to the holders of Series A Preferred Stock and the holders of the Parity Stock in proportion to the full amounts to which the holders of the Series A Preferred Stock and the holders of the Parity Stock would otherwise be entitled pursuant to this Section 4(a) and the certificate of designations (or other governing instrument) of the Parity Stock, respectively.

(b)After the payment of the full Liquidation Preference of the Series A Preferred Stock as set forth in Section 4(a) (if so elected by the holders of Series A Preferred Stock), the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock. For the avoidance of doubt, the Series A Preferred Stock shall not be convertible into Common Stock after the payment of the Liquidation Preference pursuant to Section 4(a) above, and the holders of Series A Preferred Stock shall not participate in any distribution made to the holders of Common Stock pursuant to this Section 4(b).

Section 5.Voting Rights.

(a)General Rights. Except as otherwise provided herein or as required by law, holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of shares of Common Stock (and any other class or series that may similarly be entitled to vote with the holders of Common Stock) and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the holders of Common Stock. In the event of any such vote or action by written consent, each holder of shares of Series A Preferred Stock shall be entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series A Preferred Stock are convertible (pursuant to Section 6) as of the Close of Business on the record date fixed for such vote or such written consent; provided, however, that, prior to the receipt of Regulatory Approval, the Series A Preferred Stock may only be voted to the extent that the aggregate voting power of all the Series A Preferred Stock and any Common Stock issued upon conversion thereof does not exceed four and ninety-nine one-hundredths percent (4.99%) of the aggregate voting power of all of the Corporation’s Voting Stock outstanding at the Close of Business on the Issue Date (the “Investor Voting Cap”). The Series A Preferred Stock shall immediately and permanently cease to be subject to the Investor Voting Cap upon any Termination Event, other than a Liquidation Event. In connection with any vote or action by written consent with respect to the Regulatory Approval, the shares of Series A Preferred Stock shall not be considered for purposes of any such affirmative vote or action by written consent. Subject to the foregoing, each holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Series A Preferred Stock held of record by such holder could then be converted (taking into account, for the avoidance of doubt, the Liquidation Preference then in effect for purposes of the Conversion Rate, any Conversion Price adjustments made pursuant to Section 8, and, if applicable, the Voting Cap) at the record date for the determination of the stockholders entitled to vote on or consent to such matters. The holders of Series A Preferred Stock shall be entitled to notice of any meeting of stockholders in accordance with the bylaws of the Corporation (the “Bylaws”).

(b)Separate Vote of Series A Preferred Stock. In addition to any other vote or consent required herein, the Corporation’s Certificate of Incorporation or Bylaws, or by applicable law, unless waived in writing by holders of a majority of the then outstanding shares of Series A Preferred Stock, the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or otherwise):

(i)changing, amending, altering or repealing (including as a result of a merger, consolidation or other similar or extraordinary transaction) any provision of the Certificate of Incorporation or Bylaws in a manner adverse to the rights, preferences, privileges or voting powers of the Series A Preferred Stock;

(ii)authorizing, designating, recapitalizing, whether by reclassification, by merger or otherwise, or issuing any new class or series of stock or any other securities convertible into equity securities of the Corporation having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock (including additional shares of Series A Preferred Stock);

(iii)increasing the number of members of the Corporation’s Board above twelve (12) members;

(iv)incurring any Indebtedness (including issuing any debt securities) or entering into any agreement or arrangement that would entitle any party to any preference over the Series A Preferred Stock upon the occurrence of a Liquidation Event, other than Indebtedness (1) in the form of a letter of credit or other credit enhancement that the Corporation is required to incur by an Educational Agency as a condition of continued operations, for maintenance of regulatory compliance or to qualify for Title IV funding or (2) in an amount at any one time outstanding not to exceed (a) $20 million, if Coliseum, its Affiliates or any of its or its Affiliates transferees approved by the Corporation hold a majority of the then outstanding shares of Series A Preferred Stock or (b) $40 million, if Coliseum, its Affiliates or any of its or its Affiliates transferees approved by the Corporation hold less than a majority of the then outstanding shares of Series A Preferred Stock;

(v)selling or agreeing to license any material asset or material portion of an asset or assets of the Corporation other than (1) in the ordinary course of business or (2) for consideration equal to the fair market value of any such assets sold and in an aggregate amount not to exceed (a) five percent (5%) of the then-current book value of the Corporation’s assets if Coliseum, its Affiliates or any of its or its Affiliates transferees approved by the Corporation hold a majority of the then outstanding shares of Series A Preferred Stock or (b) fifteen percent (15%) of the then-current book value of the Corporation’s assets if Coliseum, its Affiliates or any of its or its Affiliates transferees approved by the Corporation hold less than a majority of the then outstanding shares of Series A Preferred Stock;

(vi)consummating any acquisition (of assets, stock or otherwise) for consideration in an amount (whether in cash or otherwise) exceeding (a) five percent (5%) of the then-current book value of the Corporation’s assets, if Coliseum, its Affiliates or any of its or its Affiliates transferees approved by the Corporation hold a majority of the then outstanding shares of Series A Preferred Stock or (b) ten percent (10%) of the then-current book value of the Corporation’s assets, if Coliseum, its Affiliates or any of its or its Affiliates transferees approved by the Corporation hold less than a majority of the then outstanding shares of Series A Preferred Stock;

(vii)redeeming, repurchasing or acquiring any securities of the Corporation that constitute Junior Stock;

(viii)paying dividends or other distributions, with respect to any securities of the Corporation that constitute Junior Stock, on or prior to December 31, 2017, except as permitted by Section 3(f); provided, however, that in no case shall any dividend declared on any Junior Stock (including on an as converted basis, as applicable) exceed $0.10 per share;

(ix)entering into any contract, agreement, arrangement or understanding that in any way would prohibit or otherwise restrict the Corporation from performing its obligations to the holders of Series A Preferred Stock under this Certificate of Designations, the Certificate of Incorporation or otherwise;

(x)permitting any subsidiary of the Corporation to enter into any contract, agreement, arrangement or understanding that would prohibit or otherwise restrict the payment by such subsidiary of dividends or the making of distributions to the Corporation;

(xi)issuing equity or securities convertible into equity of the Corporation at a price that is more than twenty-five percent (25%) below the fair market value of such equity or securities on the Trading Day immediately preceding such issuance;

(xii)voluntarily initiating any liquidation, dissolution or winding up of the Corporation but only if such liquidation, dissolution or winding up of the Corporation would result in each holder of the Series A Stock not having the option to receive a distribution equal to the full Liquidation Preference in accordance with Section 4(a) above; or

(xiii)any voluntary merger or consolidation with another Person (regardless of whether the Corporation is the surviving entity following such merger or consolidation), recapitalization, reclassification or other transaction in which substantially all of the Common Stock of the Corporation is exchanged or converted into cash, securities or property; provided, however, that no such separate vote of the Series A Preferred Stock shall be required with respect to any transaction in which: the holders of the Series A Stock have either the right or the option to receive payments or distributions in cash, Marketable Securities, or a combination thereof in an aggregate amount greater than or equal to the full Liquidation Preference payable to such holders in accordance with Section 4(a); provided; however that the foregoing provisions of this Section 5(b) shall not prohibit or restrict the ability of the Corporation to adopt a shareholder rights plan (“Rights Plan”) so long as the issuance of the Series A Preferred Stock and the issuance of the Common Stock issuable upon conversion thereof shall be excluded from such Rights Plan and such Rights Plan would not prohibit the removal of the Investor Voting Cap or the Conversion Cap as provided herein.

(c)Board of Directors. So long as Coliseum, its Affiliates or any of its or its Affiliates’ transferees approved by the Corporation beneficially own at least a majority of the then outstanding shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock, by the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the right to designate one (1) member to the Board of the Corporation in addition to such members as are elected by holders of Common Stock of the Corporation. Subject to applicable law (including the listing standards of the New York Stock Exchange) and the determination by the Board of the Corporation in its sole and absolute discretion, which discretion shall be exercised in good faith, that the director designated to the Board of the Corporation pursuant to this Section 5(c) is an independent director (in accordance with the applicable independence standard for each such determination), such director shall also be appointed to a minimum of two (2) committees of the Board of the Corporation at such director’s request.

Section 6.Conversion.

(a)Optional Conversion by Holders. Subject to and in compliance with the provisions of this Section 6, any shares of Series A Preferred Stock may, at the option of the holder thereof, be converted at any time into fully paid and non-assessable shares of Common Stock. Upon conversion, a holder of Series A Preferred Stock shall be entitled to a number of shares of Common Stock equal to the product obtained by multiplying the Conversion Rate (as defined in and determined as provided for in Section 6(d)) then in effect, by the number of shares of Series A Preferred Stock being converted, plus cash in lieu of fractional shares, as set out in Section 8(i); provided, however, that prior to the receipt of required Regulatory Approval, the Series A Preferred Stock may only be converted pursuant to this Section 6(a) to the extent that the amount of shares of Common Stock issued pursuant to such conversion, in the aggregate, is less than or equal to four and ninety-nine one-hundredths percent (4.99%) of the shares of Common Stock outstanding at the Close of Business on the Issue Date (the “Conversion Cap”).

(b)Optional Conversion by the Corporation. On a date on which the Conversion Trigger occurs, the Corporation shall have the right to deliver written notice (the “Conversion Notice”) to the holders of the Series A Preferred Stock notifying such holders of its desire to effect a Corporation Conversion (as defined below).

(i)If neither the Investor Voting Cap nor the Conversion Cap is in effect with respect to any portion of the Series A Preferred Stock and the Conversion Trigger has been met as of the date of delivery of the Conversion Notice, any or all shares of Series A Preferred Stock may be converted automatically (and without further action following such election) into a number of shares of Common Stock equal to the product obtained by multiplying the Conversion Rate then in effect, by the number of shares of Series A Preferred Stock being converted, plus cash in lieu of fractional shares, as set forth in Section 8(i) (the “Corporation Conversion”).

(ii)If either the Investor Voting Cap or the Conversion Cap is in effect with respect to any portion of the Series A Preferred Stock, the Corporation may initiate action to seek Regulatory Approval to remove the Investor Voting Cap and/or the Conversion Cap. No consent or approval shall be required by any holder of Series A Preferred Stock in connection with the Corporation taking such action unless the Corporation has knowledge, or reason to believe after consultation with counsel, that removing the Investor Voting Cap will impose any direct liability on any holder of Series A Preferred Stock in a manner that is materially greater than the liability that would have been imposed had the Investor Voting Cap been removed on the Issue Date for any obligations or liabilities of the Corporation (due to a change in applicable law, a change in events or circumstances, or otherwise) in which case the written consent of such holder shall be required in order for the Corporation to initiate an action to seek Regulatory Approval to remove the Investor Voting Cap and/or the Conversion Cap. In such case, if such holder of shares of Series A Preferred Stock affirmatively declines to provide such consent or does not affirmatively consent or decline such consent within thirty (30) days of receipt of such notice (the “Initial Refusal Date”), (A) the Regular Dividends shall cease to accrue and be payable with respect to such holder’s shares of Series A Preferred Stock on the Initial Refusal Date, provided that, for the avoidance of doubt, nothing in this Section 6(b)(ii)(A) shall relieve or limit the obligation of the Company to pay any Regular Dividends accrued prior to the Initial Refusal Date, and (B) notwithstanding Section 3(h) or any other provision of this Certificate of Designation to the contrary, the Corporation shall have the option (which option must be exercised by delivering notice of redemption within thirty (30) days, and fixing the date of redemption no more than ninety (90) days, of the Initial Refusal Date) to redeem all of the shares of Series A Preferred Stock at a per share redemption price equal to the product of (x) the then current Conversion Rate and (y) the greater of two and one-half (2.5) times the Conversion Price or the Closing Price of the Common Stock on the Business Day immediately preceding the date of such redemption, in accordance with the requirements of Section 7. In the event that the Regular Dividends have ceased to accrue and be payable with respect to a holder’s shares of Series A Preferred Stock as provided in clause (A) above, such holder shall have the right at any time thereafter to request that the Corporation take action to obtain the Regulatory Approval; provided, however, that after the Corporation has initiated action to seek Regulatory Approval at the holder’s request, no further consent or approval of such holder pursuant to this Section 6(b)(ii) shall be required unless, following a period of one hundred eighty (180) days after such request, (x) Regulatory Approval has not been obtained and (y) the Corporation has knowledge, or reason to believe after consultation with counsel, that removing the Investor Voting Cap will impose any direct liability on such requesting holder of Series A Preferred Stock in a manner that is materially greater than the liability that would have been imposed had the Investor Voting Cap been removed on the date such requesting holder requested the Corporation seek Regulatory Approval for any obligations or liabilities of the Corporation (due to a change in applicable law, a change in events or circumstances, or otherwise) in which case the written consent of such requesting holder shall be required in order for the Corporation to initiate an action to seek Regulatory Approval to remove the Investor Voting Cap and/or the Conversion Cap. If such requesting holder affirmatively declines to provide such consent or does not affirmatively consent or decline such consent within thirty (30) days of receipt of such notice (the “Second Refusal Date”), (I) the Regular Dividends shall cease to accrue and be payable with respect to such holder’s shares of Series A Preferred Stock on the date thereof, provided that, for the avoidance of doubt, subject to Section 6(b)(ii)(A), nothing in this Section 6(b)(ii)(I) shall relieve or limit the obligation of the Company to pay any Regular Dividends accrued prior to the Second Refusal Date and (II) notwithstanding Section 3(h) or any other provision of this Certificate of Designations to the contrary, the Corporation shall have the option (which option must be exercised by delivering notice of redemption within thirty (30) days, and fixing the date of redemption no more than ninety (90) days, of the Second Refusal Date) to redeem all of the shares of Series A Preferred Stock at a per share redemption price equal to the product of (x) the then current Conversion Rate and (y) the greater of two and one-half (2.5) times the Conversion Price or the Closing Price of the Common Stock on the Business Day immediately preceding the date of such redemption, in accordance with the requirements of Section 7. If the Corporation has not obtained the Regulatory Approval within one hundred twenty (120) days following such request, the Regular Dividends shall resume accruing and be payable with respect to such shares of Series A Preferred Stock at the expiration of such one hundred twenty (120) day period in accordance with Section 3(h). At such time as Regulatory Approval has been obtained and neither the Investor Voting Cap nor the Conversion Cap is in effect, the Corporation may effectuate the Corporation Conversion by providing notice of the same to the holders of the Series A Preferred Stock so long as the Conversion Trigger has been met on the date of the delivery of the Conversion Notice.

(iii)Following the delivery of a Conversion Notice, if the Corporation is unable to obtain Regulatory Approval to remove the Investor Voting Cap and/or the Conversion Cap, as applicable, within one hundred twenty (120) days of the date of delivery of a Conversion Notice, the Corporation shall have the option (which option must be exercised within sixty (60) days following such one hundred twenty (120) day period) to redeem all of the shares of Series A Preferred Stock at a per share redemption price equal to the greater of (x) one hundred ten percent (110%) of the Liquidation Preference and (y) product of the then current Conversion Rate and one hundred ten percent (110%) of the greater of (A) two and one-half (2.5) times the Conversion Price and (B) the Closing Price of the Common Stock on the Business Day immediately preceding the date of such redemption, in accordance with the requirements of Section 7.

(iv)The Series A Preferred Stock shall immediately and permanently cease to be subject to the Conversion Cap upon any Termination Event, other than a Liquidation Event.

(v)For the avoidance of doubt, in no event shall the Corporation have the right to effectuate a Corporation Conversion at any time that (x) the Investor Voting Cap is in effect or (y) the Conversion Cap is in effect.

(vi)Notwithstanding the foregoing, the Corporation may not elect a Corporation Conversion at any time during the period (the “Standstill Period”) in which any director or executive officer of the Corporation is prohibited by the Corporation to, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Corporation during any blackout period with respect to such equity security. The Standstill Period shall also include the period commencing on the earlier of (1) the date that the Corporation shall have made a public announcement and (2) the date that such information is otherwise made public, that the Corporation is in negotiations relating to, or has entered into, a definitive agreement with respect to a transaction constituting a Change of Control (but solely to the extent contemplated by clause (ii) of the definition thereof) and ending on the date of the first to occur of (i) the consummation of such transaction and (ii) the date that the Corporation shall have made a public announcement that any such definitive agreement or the negotiations relating thereto has been terminated. For purposes of calculating the next date on which the Conversion Trigger has been satisfied, the VWAP shall not be deemed to equal or exceed two and one-half (2.5) times the Conversion Price at any time during the Standstill Period.

(c)Optional Special Dividend and Conversion on Change of Control. At the written election (including written notice to the Corporation) by holders of a majority of the then outstanding shares of Series A Preferred Stock, upon the occurrence of a Change of Control:

(i)the Board shall, subject to applicable law, declare and the Corporation shall pay, a special cash dividend (as such may be adjusted pursuant to this Section 6(c)(i), the “Special Dividend”) on each share of Series A Preferred Stock, out of any funds that are legally available therefor (the “Legally Available Funds”), in the amount equal to, (i) in the event such Change of Control is contemplated by clause (i)(1) of the definition of such term contained in this Certificate of Designations, two (2) times the dividend rate applicable to Cash Dividends multiplied by the Liquidation Preference per share then in effect with respect to the Series A Preferred Stock; (ii) in the event such Change of Control is contemplated by clause (i)(2) of the definition of such term contained in this Certificate of Designations, two (2) times the dividend rate applicable to Cash Dividends multiplied by the Liquidation Preference per share then in effect with respect to the Series A Preferred Stock; provided that, for purposes of this clause (ii), Coliseum and its Affiliates hold less than fifty percent (50%) of the Capital Stock of the Corporation on an as converted basis as a result of dilution in connection with one or more issuances of Capital Stock by the Corporation; and (iii) in the event such Change of Control is contemplated by clause (ii) of the definition of such term contained in this Certificate of Designations and the holders of a majority of the then outstanding shares of Series A Preferred Stock have elected to receive in connection with such Change of Control a per share amount equal to the Liquidation Preference, one and one-half (1.5) times the dividend rate applicable to Cash Dividends multiplied by the Liquidation Preference per share then in effect with respect to the Series A Preferred Stock; provided, however, that to the extent the Legally Available Funds are not sufficient to pay the Special Dividend in full (the amount of such shortfall being referred to as a “Funds Shortfall”), the aggregate Special Dividend in respect of all shares of Series A Preferred Stock and any special dividend applicable to Parity Stock shall be reduced to an aggregate amount equal to the Legally Available Funds and the Special Dividend (as so reduced) and any applicable special dividend with respect to Parity Stock shall be paid to the holders of Series A Preferred Stock and the holders of the Parity Stock in proportion to the full amounts to which the holders of the Series A Preferred Stock and the holders of the Parity Stock would otherwise be entitled pursuant to Section 3(e) and the certificate of designations (or other governing instrument) of the Parity Stock, respectively;

(ii)for purposes of determining the Conversion Rate applicable at any time following payment of the Special Dividend, the aggregate Liquidation Preference on each share of Series A Preferred Stock and the liquidation preference on each share of any applicable Parity Stock as provided in the certificate of designations (or other governing instrument) of such Parity Stock shall be increased by the Funds Shortfall applicable to each such share; and

(iii)notwithstanding Section 6(c)(i), in no event shall the Board be required to declare or the Corporation be required to pay a Special Dividend in connection with any transaction that requires approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock pursuant to Section 5(b) if such approval has been provided.

(d)Conversion Rate and Conversion Price. The conversion rate in effect at any applicable time for conversion of each share of Series A Preferred Stock into Common Stock (the “Conversion Rate”) shall be the quotient obtained by dividing the Liquidation Preference then in effect by the Conversion Price (as defined below). The conversion price for the Series A Preferred Stock shall initially be $3.33 (the “Conversion Price”). Such initial Conversion Price shall be adjusted from time to time in accordance with Section 8. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

(e)Conversion Procedures. In order to exercise the conversion privilege set forth in Section 6(a) with respect to any shares of Series A Preferred Stock held in book-entry form with the Depositary Trust Company or its successor (“DTC”), a holder must comply with DTC’s procedures for converting any shares of Series A Preferred Stock. In order to exercise the conversion privilege set forth in Section 6(a) with respect to any certificated shares of Series A Preferred Stock, a holder must do each of the following in order to convert its shares of Series A Preferred Stock:

(i)complete and manually sign the conversion notice provided by the conversion agent, and deliver such notice to the conversion agent;

(ii)deliver to the conversion agent the certificate or certificates representing the shares of Series A Preferred Stock to be converted (or, if such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation);

(iii)if required, furnish appropriate endorsements and transfer documents in form and substance reasonably acceptable to the Corporation; and

(iv)if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 6(i).

(f)Effect of Conversion. Effective immediately prior to the Close of Business on the Conversion Date applicable to any shares of Series A Preferred Stock, dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding.

(g)Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, payable in lieu of fractional shares, upon conversion of Series A Preferred Stock on any applicable Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash as of the Close of Business on such Conversion Date. As promptly as practicable on or after the applicable Conversion Date and, in the case of a conversion pursuant to Section 6(a), compliance by the applicable holder with the relevant conversion procedures contained in Section 6(e) (and in any event no later than three (3) Trading Days thereafter), the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares). Such delivery of shares of Common Stock shall be made, at the option of the applicable holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice. If fewer than all of the shares of Series A Preferred Stock Beneficially Owned by any holder hereto are converted pursuant to this Section 6, then book-entry shares (or, if elected by the holder, a new certificate) representing the unconverted shares of Series A Preferred Stock shall be issued to such holder concurrently with the issuance of the certificates (or book-entry shares) representing the applicable shares of Common Stock. Any cash payable in lieu of fractional shares shall be delivered to the applicable holder at the address for such holder as set forth in the conversion notice. In the event that a holder shall not by written notice designate the name in which shares of Common Stock and, to the extent applicable, cash to be delivered upon conversion of shares of

Series A Preferred Stock should be registered or paid, or the manner in which such shares and, if applicable, cash should be delivered, the Corporation shall be entitled to register and deliver such shares and, if applicable, cash in the name of the holder and in the manner shown on the records of the Corporation.

(h)Status of Converted or Acquired Shares. Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise acquired by the Corporation in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof. All such shares shall upon their retirement and any filing required by the DGCL become authorized but unissued shares of preferred stock of the Corporation, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

(i)Taxes.

(i)The Corporation and its paying agent shall be entitled to withhold taxes on all payments on the Series A Preferred Stock, Common Stock or other securities issued upon conversion of the Series A Preferred Stock to the extent required by law. Prior to the date of any such payment, each holder of Series A Preferred Stock shall deliver to the Corporation or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable.

(ii)The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on (A) the issue of the Series A Preferred Stock and (B) the issue of shares of Common Stock upon conversion of the Series A Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Corporation shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or Series A Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid.

(j)Conversion Prohibited Without Regulatory Approval. For the avoidance of doubt, without the Corporation first obtaining Regulatory Approval or a good faith determination by the Corporation that Regulatory Approval is not required (i) the Investor Voting Cap shall not be eliminated; and (ii) no shares of Series A Preferred Stock may be converted; provided, that the foregoing shall not limit Coliseum or its Affiliates from converting up to four and nine-tenths percent (4.9%) of the Common Stock outstanding at the Close of Business on the Issue Date at any time without seeking Regulatory Approval.

Section 7.Redemption.

(a)[Reserved]

(b)Redemption at the Option of the Corporation.

(i)Year Three Option. Subject to applicable law, the Series A Preferred Stock may be redeemed in whole out of funds legally available therefor at any time from and after the third (3rd) anniversary date of the Issue Date, at the option of the Corporation upon giving notice of redemption

(“Redemption Notice”) pursuant to Section 7(c), provided that the Conversion Trigger has not been met on the date of the Redemption Notice.

a.If neither the Investor Voting Cap nor the Conversion Cap is in effect with respect to any portion of the Series A Preferred Stock, the holder of Series A Preferred Stock shall have the right to convert such shares into shares of Common Stock in accordance with the mechanics set forth in Section 6. If the holders of Series A Preferred Stock do not provide the Corporation with notice of their intention to convert (which notice shall be irrevocable) within ten (10) days of receipt of the Redemption Notice, the Corporation may effectuate a redemption at a redemption price per share of Series A Preferred Stock equal to the product of (x) the then current Conversion Rate and the greater of (y) two and one-half (2.5) times the Conversion Price and (z) the 20-day VWAP of the Common Stock measured at the Close of Business on the Business Day immediately preceding the date of redemption.

b.If either the Investor Voting Cap or the Conversion Cap is in effect with respect to any portion of the Series A Preferred Stock, the holders of a majority of the then outstanding shares of Series A Preferred Stock may request within ten (10) days of receipt of such Redemption Notice that the Corporation take the action set forth in Section 3(h) to obtain Regulatory Approval to remove the Investor Voting Cap and/or the Conversion Cap. If such request is made and Regulatory Approval is obtained within one hundred twenty (120) days of such request, the holders of Series A Preferred Stock shall have the right, upon notice delivered to the Corporation within ten (10) days of such removal, to convert such shares into shares of Common Stock in accordance with Section 6. If any shares of Series A Preferred Stock remain outstanding more than one hundred twenty (120) days following receipt of the Notice of Redemption, the Corporation may effectuate the redemption with respect to such shares at a price per share equal to the product of (x) the then current Conversion Rate and (y) two and one-half (2.5) times the Conversion Price. If Regulatory Approval is not obtained within one hundred twenty (120) days of such request, the Corporation may effectuate the redemption with respect to such shares at a price per share equal to the product of (x) the then current Conversion Rate and the greater of (y) two and one-half (2.5) times the Conversion Price and (z) the 20-day VWAP of the Common Stock measured at the Close of Business on the Business Day immediately preceding the date of redemption.

(ii)Year Ten Option. Subject to applicable law, the Series A Preferred Stock may be redeemed in whole or in part out of funds legally available therefor, at any time from and after the tenth (10th) anniversary date of the Issue Date, at the option of the Corporation upon giving a Redemption Notice pursuant to Section 7(c).

a.Upon delivery of a Redemption Notice to the holders of the Series A Preferred Stock, and if neither the Investor Voting Cap nor the Conversion Cap is in effect with respect to any portion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall have ten (10) days upon receipt of such Redemption Notice to provide the Corporation notice of such holders’ intent to convert such shares of Series A Preferred Stock into shares of Common Stock in accordance with Section 6. If the holders of Series A Preferred Stock do not provide the Corporation with notice of their intention to convert (which notice shall be irrevocable), the Corporation may effectuate the redemption at a price per share equal to the Liquidation Preference then in effect per share of Series A Preferred Stock.

b.Upon delivery of a Redemption Notice, and if either the Investor Voting Cap or the Conversion Cap is in effect with respect to any portion of the Series A Preferred Stock, the holders of a majority of the then outstanding shares of Series A Preferred Stock may request within ten (10) days of receipt of such Redemption Notice that the Corporation take the action set forth in Section 3(h) to obtain Regulatory Approval to remove the Investor Voting Cap and/or the Conversion Cap. If such request is made and Regulatory Approval is obtained within one hundred twenty (120) days of such request, the holders of Series A Preferred Stock shall have the right, upon notice delivered to the Corporation within ten (10) days of such removal, to convert such shares into shares of Common Stock in accordance with Section 6. In such case, if any shares of Series A Preferred Stock remain outstanding more than one hundred twenty (120) days following receipt of the Notice of Redemption, the Corporation may effectuate the redemption with respect to such shares at a price per share equal to the Liquidation Preference then in effect per share of Series A Preferred Stock. If Regulatory Approval is not obtained within one hundred twenty (120) days of such request, the Corporation may effectuate the redemption with respect to such shares at a price per share equal to the greater of the Liquidation Preference then in effect per share or the product of (x) the then current Conversion Rate and (y) Closing Price of the Corporation’s Common Stock on the date immediately preceding the date of such redemption. Notwithstanding the foregoing, if at any time prior to redemption by the Corporation, Regulatory Approval is obtained, the Corporation shall promptly provide notice to the holders of Series A Preferred Stock and such holders shall have the option to convert such shares into common stock in accordance with Section 6.

(c)Notice of Redemption at the Option of the Corporation. Notice of every redemption of shares of Series A Preferred Stock by the Corporation hereunder shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at such holder’s respective last addresses appearing on the books of the Corporation. Any such notice shall be delivered at least thirty (30) days and not more than sixty (60) days before the date fixed for redemption (as such date may be adjusted in accordance with Section 7(b)(ii)b. Any notice delivered as provided in this Section 7(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice, or any defect in such notice or in the delivery thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption shall state: (i) the redemption date; (ii) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by any such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered (or an indemnification undertaking as reasonably determined by the Corporation with respect to such certificates in the event of their loss, theft or destruction) for payment of the redemption price.

(d)Notwithstanding the foregoing, the Corporation may not provide a Notice of Redemption at any time during the Standstill Period.

(e)Partial Redemption. In the event of any redemption of part of the shares of Series A Preferred Stock at the time outstanding pursuant to this Section 7, the shares to be redeemed shall be selected pro rata. Subject to the provisions hereof, the Corporation shall have the power and authority to prescribe reasonable and customary terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, then book-entry shares (or, if elected by the holder, a new certificate) shall be issued representing the unredeemed shares without charge to the holder thereof.

(f)Effectiveness of Redemption. Notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall be retired as provided for in Section 6(h) and such shares will no longer be issued and outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.

Section 8.Anti-Dilution Provisions.

(a)Adjustment Upon Common Stock Event. Upon the (i) the issuance by the Corporation of additional shares of Common Stock as a dividend or other similar distribution on outstanding shares of Common Stock (other than in connection with exercises of options or other derivative securities to purchase Common Stock or pursuant to the Corporation’s duly authorized compensation or benefit plans); (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock (other than such events wherein the holders of the Series A Preferred Stock participate therein pursuant to Section 3(b)) (each, a “Common Stock Event”) after the Issue Date, the Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (A) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event and (B) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price. The Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.

(b)Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Issue Date, the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event and other than such events wherein the holders of the Series A Preferred Stock participate therein pursuant to Section 3(b), then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the applicable Conversion Date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 8 with respect to the rights of the holders of Series A Preferred Stock or with respect to such other securities by their terms.

(c)Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Issue Date, the Common Stock issuable upon the conversion of Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event described in Section 8(a) or as described in Section 8(b)), then in any such event each holder of such Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d)Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Issue Date, there is a reorganization of the Corporation (other than as described in Section 8(a),

(b) or (c)) or a merger or consolidation of the Corporation with or into another corporation, then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of such Series A Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, merger or consolidation by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such reorganization, merger or consolidation, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the holders of such Series A Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 8 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 8(d) shall similarly apply to successive reorganizations, mergers and consolidations. The Corporation shall not effect any such reorganization, merger or consolidation unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger shall assume by written instrument the obligations of the Corporation under this Certificate of Designations.

(e)Successive Adjustments. After an adjustment to the Conversion Price under this Section 8, any subsequent event requiring an adjustment under this Section 8 shall cause an adjustment to each such Conversion Price as so adjusted.

(f)Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 8 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 8 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(g)Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 8, the Corporation shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i)compute the adjusted applicable Conversion Rate in accordance with this Section 8 and prepare and transmit to the conversion agent an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii)provide a written notice to the holders of the Series A Preferred Stock of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(h)Conversion Agent. The conversion agent, if other than the Corporation, shall not at any time be under any duty or responsibility to any holder of Series A Preferred Stock to determine whether any facts exist that may require any adjustment of the applicable Conversion Price or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The conversion agent, if other than the Corporation, shall be fully authorized and protected in relying on any officer’s certificate delivered pursuant to Section 8(g) and any adjustment contained therein and the conversion agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The conversion agent, if other than the Corporation, shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock; and the conversion agent makes no representation with respect thereto. The conversion agent, if other than the Corporation, shall not be responsible for any failure of the Corporation to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 8.

(i)Fractional Shares. No fractional shares of Common Stock will be delivered to the holders of Series A Preferred Stock upon conversion of shares of Series A Preferred Stock into Common Stock as provided herein. In lieu of fractional shares otherwise issuable, holders of Series A Preferred Stock will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Common Stock to be delivered to a holder of Series A Preferred Stock upon the conversion of such holder’s shares of Series A Preferred Stock will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such holder that are being converted on any single Conversion Date.

Section 9.Reservation of Shares Issuable Upon Conversion Unless expressly agreed to by a holder of Series A Preferred Stock with respect to such holder’s shares of Series A Preferred Stock, the Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock and payment of dividends on the Series A Preferred Stock, each as herein provided, free from preemptive rights, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of all outstanding shares of Series A Preferred Stock and payment of dividends hereunder (and all dividends payable in the next twelve (12) months, assuming all such dividends will be Accrued Dividends), assuming for purposes of this calculation that at all times the Regulatory Approval has been obtained and that the Conversion Cap does not apply. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then-outstanding shares of the Series A Preferred Stock and payment of dividends hereunder (and all dividends payable in the next twelve (12) months, assuming all such dividends will be Accrued Dividends), the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable.

Section 10.Certain Definitions.

As used in this Certificate of Designations, the following terms shall have the following meanings, unless the context otherwise requires:
“Accrued Dividend” shall have the meaning ascribed to it in Section 3(a)(ii).

“Affiliate” with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that the Corporation, any of its Subsidiaries, or any of the Corporation’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the holders for purposes of this Certificate of Designations. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto.

“Board” shall have the meaning ascribed to it in the recitals.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

“Bylaws” shall have the meaning ascribed to it in Section 5(a).

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Corporation.

“Cash Dividend” shall have the meaning ascribed to it in Section 3(a)(i).

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall have the meaning ascribed to it in the recitals.

“Change of Control” shall mean the occurrence of any of the following:

(i)any Person (other than Coliseum or any of its Affiliates or a Person acting as a group with Coliseum or any of its respective Affiliates) shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Corporation’s Capital Stock entitling such Person to exercise (1) thirty percent (30%) or more (if the Regulatory Approval shall not have been obtained) or (2) fifty percent (50%) or more (if Regulatory Approval shall have been obtained), in each case, of the total voting power of all classes of Voting Stock of the Corporation (for purposes of this clause (i), “Person” shall include any group as such term is used in Rule 13d-5(b) promulgated under the Exchange Act); or

(ii)the Corporation (A) merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation sells, leases, licenses, transfers, or otherwise disposes of all or substantially all of the assets of the Corporation to another Person or (B) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

(1)that does not result in a reclassification, conversion, exchange or cancellation of the Common Stock outstanding immediately prior to such transaction; or

(2)which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity; or

(3)where the Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Close of Business” shall mean 5:00 p.m., New York City time, on any applicable Business Day.

“Closing Price” shall mean, on any particular date, (a) the last reported trade price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (b) if there is no such price on such date, the closing bid price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (c) if the Common Stock is not then listed or quoted for the Trading Market and if prices for the Common Stock are then reported in the “pink sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not publicly traded, the fair market value of a share of Common Stock as determined by the Board in good faith.

“Coliseum” shall mean Coliseum Holdings I, LLC, a Delaware limited liability company.

“Common Stock” shall have the meaning ascribed to it in Section 2.

“Common Stock Event” shall have the meaning ascribed to it in Section 8(a).

“Conversion Cap” shall have the meaning ascribed to it in Section 6(a).

“Conversion Date” shall mean, with respect to a conversion of Series A Preferred Stock pursuant to:

(a) Section 6(a), the date on which a holder complies in all respects with the procedures set forth in Section 6(e);
(b) Section 6(b), the date on which a Corporation Conversion occurs; and
(c) Section 6(c), the date of the applicable conversion event specified therein.
“Conversion Notice” shall have the meaning ascribed to it in Section 6(b).

“Conversion Price” shall have the meaning ascribed to it in Section 6(d).

“Conversion Rate” shall have the meaning ascribed to it in Section 6(d).

“Conversion Trigger” shall mean, any time following the third (3rd) anniversary date of the Issue Date, a date on which the VWAP of the Common Stock equals or exceeds two and one-half (2.5) times the Conversion Price for a period of twenty (20) consecutive Trading Days ending on such date.

“Corporation” shall have the meaning ascribed to it in the recitals.

“Corporation Conversion” shall have the meaning ascribed to it in Section 6(b)(i).

“Deemed Liquidation Event” shall have the meaning ascribed to in Section 4(a).

“DGCL” shall mean the Delaware General Corporation law, as amended from time to time.

“Dividends” shall have the meaning ascribed to it in Section 3(b).

“DOE” means the U.S. Department of Education or any successor agency.

“DTC” shall have the meaning ascribed to it in Section 6(d)

“Educational Agency” means any person, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates private postsecondary schools, including without limitation the DOE, any state education department or agency, any guaranty agency, and any institutional accreditation agency.

“Educational Approval” means any license, authorization, approval, certification, or accreditation, issued or required to be issued by an Educational Agency with respect to any aspect of a School’s operations in order for such School or any location to operate or participate in Title IV, but excluding approvals or licenses with respect to the activities of individual recruiters or instructors at any School.

“Funds Shortfall” shall have the meaning ascribed to it in Section 6(c)(i).

“Holder Caused Failure” shall mean any failure to obtain Regulatory Approval within one hundred twenty (120) days that is wholly due (i) to the failure of Coliseum or its Affiliates, including any holder to reasonably cooperate in the process for obtaining such approval, including, but not limited to, the failure to provide reasonably requested information pertaining to Coliseum or its Affiliates, including any holder, as required by any Educational Agency; (ii) to Coliseum or any Affiliate of Coliseum’s, including any holder, failure or refusal to consent to reasonable requirements imposed by any Educational Agency; or (iii) to any Education Agency making a specific determination that a holder is not an acceptable owner of the Corporation as a result of an adverse finding or circumstance related to such holder (such as a bankruptcy of such holder or prior “bad act” by such holder in the education industry). For the avoidance of doubt, (i) neither Coliseum nor any Affiliate shall be required to directly pay any consideration or incur any costs, liabilities or obligations to be deemed to have acted reasonably in respect of clauses (i) or (ii) above and (ii) a request for two years of audited financial statements of any holder shall be deemed to be a reasonable request for information; provided, however, that (i) Coliseum and any Affiliate, including any holder, shall bear its own expenses in connection with the preparation of such audited financial statements and (ii) the Corporation shall bear all expenses in connection with any filing required by the Educational Agency.

“Indebtedness” shall mean any indebtedness (including principal and premium) in respect of borrowed money. For the avoidance of doubt, Indebtedness shall not include (i) obligations under leases or real property mortgages; or (ii) indebtedness for borrowed money the proceeds of which will be used to redeem all of the Series A Preferred Stock pursuant to any provision of this Certificate.

“Investor Voting Cap” shall have the meaning set forth in Section 5(a).

“Issue Date” shall mean June 24, 2016.

“Issue Price” shall have the meaning ascribed to it in Section 4(a).

“Junior Stock” shall have the meaning ascribed to it in Section 2.

“Legally Available Funds” shall have the meaning ascribed to it in Section 6(c)(i).

“Liquidation Amount” shall have the meaning ascribed to it in Section 4(a).

“Liquidation Event” shall have the meaning ascribed to it in Section 4(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 4(a).

“Marketable Securities” means securities issued by any Person that can be readily and promptly sold on a United States national securities exchange without (i) regulatory restrictions (including, but not limited to, lack of eligibility for sale pursuant to a registration statement effective under the Securities Act or pursuant to Rule 144(k) of the Securities Act), (ii) contractual restrictions (including, but not limited to, existing lock-up or lock-out periods or (iii) volume limitations. Volume limitations shall be deemed to exist if such securities issued constitute more than four and nine-tenths percent (4.9%) of the outstanding capital stock of the issuer or the number of securities issued constitute more than trading volume of such securities each of the five (5) Trading Days preceding the issuance.

“Parity Stock” shall have the meaning ascribed to it in Section 2.

“Participating Dividend Payment Date” shall have the meaning ascribed to it in Section 3(c).

“Participating Dividends” shall have the meaning ascribed to it in Section 3(b).

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Redemption Notice” shall have the meaning ascribed to it in Section 7(b)(i).

“Regular Dividend Payment Date” shall have the meaning ascribed to it in Section 3(c).

“Regular Dividends” shall have the meaning ascribed to it in Section 3(a)(ii).

“Regular Dividend Period” shall have the meaning ascribed to it in Section 3(c).

“Regulatory Approval” shall mean (i) the approvals by the holders of Common Stock that are required under the listing standards of the New York Stock Exchange (or any successor thereto or other trading market on which the Common Stock is listed), including New York Stock Exchange Listed Company Manual Section 312.03 and (ii) the approval of any Educational Agency, in each case, as applicable, to remove the Investor Voting Cap and the Conversion Cap and allow the issuance of the Series A Preferred Stock and the Common Stock issuable thereunder without limitations on voting or number of shares to be issued.

“Rights Plan” shall have the meaning ascribed to it in Section 5(b)(xiii).

“School” means a postsecondary institution of higher education consisting of a main campus and, if applicable, any additional locations, campuses or branches thereof operated by the Corporation or any of its respective Subsidiaries identified by an Office of Postsecondary Education Identification number issued by the DOE or approved by any Educational Agency.

“Senior Stock” shall have the meaning ascribed to it in Section 2.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

“Special Dividend” shall have the meaning ascribed to it in Section 6(c)(i).

“Subsidiary” means any entity for which the Corporation owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of such entity).

“Termination Event” shall mean the occurrence of any of the following: (a) the date on which Regulatory Approval has been obtained or (b) a Liquidation Event.

“Title IV” shall mean Title IV of the Higher Education Act of 1965, as amended (20 U.S.C. §§ 1070 et seq.), and any amendments or successor statutes thereto.

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not trading on a national securities exchange, a Business Day on which the Common Stock is trading in its principal market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange.

“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

“VWAP” shall mean, as of any applicable date of determination, the volume weighted average per share price of the Common Stock on the applicable Trading Day on the principal national securities exchange on which the Common Stock is listed or admitted to trading, of not so admitted or listed, as otherwise reasonably determined by the Board.

Section 11.Headings The headings of the paragraphs of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 12.Record Holders To the fullest extent permitted by applicable law, the Corporation and the transfer agent, if any, may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and, to the fullest extent permitted by law, neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 13.Notices All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

In the event:
(a)that the Corporation shall authorize the issuance of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants;

(b)that the Corporation shall authorize a dividend or distribution to all holders of shares of Common Stock; or

(c)of any Change of Control or Liquidation Event;

then the Corporation shall cause to be given to each holder of Series A Preferred Stock notice, pursuant to this Section 13, at least twenty (20) Business Days prior to the applicable record date (or in the case of events for which there is no record date, at least twenty (20) Business Days prior to such event), of: (x) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such dividend or distribution are to be determined, (y) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock or (z) the date on which any such Change of Control or Liquidation Event is expected to become effective or be consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such Change of Control or Liquidation Event or other transactions.
Section 14.Replacement Certificates The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 15.Transfer Agent, Conversion Agent, Registrar and Paying Agent The duly appointed transfer agent, conversion agent, registrar and paying agent for the Series A Preferred Stock shall be the Corporation. The Corporation may, in its sole discretion, appoint a successor transfer agent and remove such transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided, however, that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Preferred Stock.

Section 16.Severability If any term of the Series A Preferred Stock (or part thereof) set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms (or parts thereof) set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein (or parts thereof) set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 17.Other Rights The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

IN WITNESS WHEREOF, Universal Technical Institute, Inc. has caused this Certificate of Designations to be duly executed by its authorized corporate officer this 24th day of June, 2016.
UNIVERSAL TECHNICAL INSTITUTE, INC.

By:
Name:    Kimberly J. McWaters
Title:    Chairman of the Board and Chief Executive Officer